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                                                                  Exhibit (a)(9)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 1, 1995 and the related Letters of Transmittal, and is not being made to CCH Incorporated stockholders in any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by CS First Boston Corporation ("CS First Boston") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                     Notice of Offer to Purchase for Cash
                           All Outstanding Shares of
                 Class A Common Stock and Class B Common Stock


                                      of

                               CCH Incorporated

                                      by



                           WK Acquisition Sub, Inc.
                         a wholly owned subsidiary of
                               WOLTERS KLUWER NV
                                      at
                             $55.50 Net Per Share

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
      TIME, ON THURSDAY, JANUARY 4, 1996, UNLESS THE OFFER IS EXTENDED.


WK Acquisition Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Wolters Kluwer nv, a corporation organized under the laws of The Netherlands ("Wolters Kluwer"), is offering to purchase all outstanding shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Shares"), of CCH Incorporated, a Delaware corporation (the "Company"), at $55.50 per Share net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 1, 1995 (the "Offer to Purchase") and in the related Letters of Transmittal (which together constitute the "Offer").

The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below), the Offer and the Merger (as defined below), has unanimously determined that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommends that stockholders accept the Offer and tender their Shares.

The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date (as defined in the Offer to Purchase) and not withdrawn at least that number of shares of Class A Common Stock which would constitute a majority of the outstanding shares of Class A Common Stock on a fully diluted basis (the "Minimum Condition").

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 27, 1995 (the "Merger Agreement"), among Wolters Kluwer, the Purchaser and the Company, pursuant to which the Purchaser is making the Offer and as promptly as practicable following the expiration of the Offer and the satisfaction or waiver of certain conditions the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held by the Company or Wolters Kluwer or any of their respective subsidiaries and other than Shares held by stockholders who perfect their appraisal rights under Delaware Law) will be converted into the right to receive $55.50 in cash, without interest thereon, and the Company will become a wholly owned subsidiary of Wolters Kluwer.

Wolters Kluwer, the Purchaser and certain stockholders of the Company (collectively, the "Sellers") beneficially owning an aggregate of 19,066,667 Shares, representing approximately 58% of the outstanding Shares on a fully diluted basis and 58% of the voting power of the outstanding Shares on November 24, 1995 (the "Sellers' Shares"), have entered into the Stock Option and Tender Agreement, dated as of November 27, 1995 (the "Option Agreement"), pursuant to which the Sellers have, among other things, (i) agreed to tender in the Offer all of the Sellers' Shares and any additional Shares which may be acquired by Sellers, (ii) granted Wolters Kluwer the option to purchase the Sellers' Shares, and (iii) appointed Wolters Kluwer under certain circumstances as such Sellers' proxy to vote the Sellers' Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement and the Option Agreement. The Minimum Condition will be satisfied upon the tender by the Sellers of the Sellers' Shares.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) validly tendered Shares, if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser by reason of any delay in making payment. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of
(i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) and (ii) the appropriate Letter(s) of Transmittal (or manually signed facsimile(s) thereof) properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by the Letter(s) of Transmittal. The Purchaser expressly reserves the right at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn (other than the Sellers' Shares as provided in the Option Agreement) at any time prior to the Expiration Date (or, if the Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 29, 1996. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders, if different from the name of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers of the particular certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares (except that such signature guarantee requirement is not applicable in the case of Shares tendered by an Eligible Institution). In the case of Shares tendered by book-entry transfer, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and the validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Wolters Kluwer, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company is providing to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letters of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letters of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Requests for copies of the Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.


                    The Information Agent for the Offer is:

                                   GEORGESON
                                & COMPANY INC.
                                --------------

                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800
                   All Others Call Toll-Free (800) 223-2064


                     The Dealer Manager for the Offer is:
                                CS First Boston
                               Park Avenue Plaza
                              55 East 52nd Street
                              New York, NY  10055
                         Call Toll-Free (800) 704-8076

December 1, 1995